Exhibit 10.6

AMENDMENTS TO THE "TRU" PARTNERSHIP EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN

WHEREAS, Toys "R" Us, Inc. (the "Company") maintains the "TRU" Partnership Employees' Savings and Profit Sharing Plan ("the Plan") for the benefit of its eligible employees; and

WHEREAS, pursuant to Section 8.02(a) of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, pursuant to and in exercise of the autonomy retained by the Company under Section 8.02 of the Plan, the Compensation and Organizational Development Committee of the Board of Directors of the Company, acting on behalf of the Company, has authorized the following amendment to the Plan;

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the date indicated:

1. Effective as of February 1, 2005, Subparagraph (a) of Section 1.08 Compensation, Section 415 Compensation, Total Compensation is amended to read as follows:

"(a) "Compensation" shall mean all salaries and wages paid by an Employer to a Participant before any Savings Contributions are deducted hereunder pursuant to Section 3.01, including bonuses (other than project completion bonuses and retention or success bonuses), overtime pay, commissions and amounts that are reduced in accordance with salary or wage reduction authorization elections and contributed on behalf of Participants by an Employer to a "cafeteria plan," as that term is defined in Section 125 of the Code, pursuant to Section 125 of the Code, or any plan of deferred compensation. Notwithstanding the foregoing, "Compensation" does not include expense reimbursements, group life insurance premiums, contributions to this Plan (other than Savings Contributions) and any employer contributions to the Toys "R" Us Employee Stock Purchase Plan or any other like payments or benefits under this Plan or any other pension, profit sharing, stock option, stock purchase, welfare or similar plan, premiums on accident and health policies and medical reimbursements."

2. Effective as of the date indicated in the Plan language set out below, Subparagraph (b) of Section 5.04 Determination of Benefits Upon Termination of Employment Other Than by Retirement Disability or Death is amended to read as follows:

"(b) A Participant who renders at least one (1) Hour of Service and who terminates employment for reasons other than Retirement, Disability or death shall have a nonforfeitable right in his Basic Contribution Account, valued as of the Valuation Date immediately preceding or coinciding with the date of distribution of the Account determined in accordance with the following schedule:

Number of Years of Service	Vested Interest
Under 5 years	None
5 or more years	100%

On March 17, 2005, the Company entered into an Agreement and Plan of Merger with Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the "Merger Agreement"), which provided for certain amendments to this Plan. To give effect to the Merger Agreement, and notwithstanding anything to the contrary in this Section 5.04, any Participant who has at least four Years of Service as of the Effective Time (as defined in the Merger Agreement) shall be fully vested in his or her Basic Contribution Account as of the Effective Time; provided, however, this provision shall not apply to the extent that it causes the Plan or the Trust to fail to constitute a qualified plan or trust, as applicable, under Sections 401(a) and 501(a) of the Code."

3. This Amendment shall be effective as of the date(s) indicated above. Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned Officer of the Company has caused this instrument to be executed this 9th day of June, 2005.

Toys “R” Us, Inc.
(Registrant)

By:	/s/ Deborah M. Derby
Name:	Deborah M. Derby
Title:	Executive Vice President -
Human Resources